Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188


KENSEY NASH ANNOUNCES EPS OF $0.23 FOR SECOND  QUARTER,  UP 44% FROM
                 PRIOR YEAR; INCREASES GUIDANCE FOR FISCAL YEAR
     -Also Reports 30% Increase In Revenues For Its Second Fiscal Quarter-

EXTON, PA, January 20, 2004 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced record earnings of $0.23 per share for its second fiscal quarter of 2004, ahead of its previous guidance of $0.19 to $0.20. These earnings were up 44% from the $0.16 reported a year ago. Total revenues for the second quarter increased 30% to $13.7 million compared to $10.5 million in the prior year period. Net sales increased 26% to $8.0 million from $6.4 million in the comparable quarter of the prior fiscal year. Royalty income from Angio-Seal(TM) sales increased 42% to $5.6 million from $3.9 million. Net income for the quarter increased 54% to $2.8 million compared to $1.8 million for the prior year period.

During the quarter, the Company generated cash from operations of $2.9 million offset by cash used for share repurchases totaling $3.0 million and capital spending of $1.3 million, resulting in cash and investments at December 31, 2003 of $52.1 million. Total assets were $89.0 and stockholders' equity was $83.5 million at the quarter's end. The company has no long-term debt.

The following table summarizes the results for the Company for the three months ended December 31, 2003 compared to the three months ended December 31, 2002:

  ------------------------------------- -------------- ------------- -----------
                                                                      Percentage
  (millions, except per share data)      December 31,   December 31,   Change
                                            2003           2002
  ------------------------------------- -------------- ------------- -----------
  Net Sales                                 $8.0           $6.4          26%
  ------------------------------------- -------------- ------------- -----------
  Royalty Income                            $5.6           $3.9          42%
  ------------------------------------- -------------- ------------- -----------
  Total Revenues                            $13.7          $10.5         30%
  ------------------------------------- -------------- ------------- -----------
  Operating Income                          $3.9           $2.5          53%
  ------------------------------------- -------------- ------------- -----------
  Net Income                                $2.8           $1.8          54%
  ------------------------------------- -------------- ------------- -----------
  Earnings Per Share                        $0.23          $0.16         44%
  ------------------------------------- -------------- ------------- -----------
  Wghtd Avg Diluted Shares Outstanding      12.2           11.4           7%
  ------------------------------------  -------------- ------------- -----------


Total revenues for the six months ended December 31, 2003 increased 34% to $26.1 million compared to $19.4 million in the prior year period. Net sales increased 33% to $15.4 million from $11.5 million in the comparable six months of the prior fiscal year. Royalty income increased 38% to $10.4 million from $7.6 million. Net income for the six months increased 63% to $5.3 million, or $0.43 per share, compared to $3.2 million, or $0.29 per share, for the prior year period.

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"We are extremely pleased to report these results,  which significantly exceeded our expectations due to the continued robust growth of our Angio-Seal royalties and biomaterials products sales," commented Joseph W. Kaufmann, President and CEO of Kensey Nash. "Angio-Seal(TM) royalty revenues were at a record level as St. Jude Medical continued to grow the vascular closure market and maintained their leadership position."

"Our biomaterials business continues to expand as well. This quarter we had exceptionally strong growth in the orthopaedics segment, which was up 126% over last year. Looking ahead, I expect that our collaboration with Orthovita will begin to contribute to the revenue growth in the coming quarters. We are pleased to report that VITOSS scaffold FOAM material, co-developed by Kensey Nash, recently received 510(K) clearance from the FDA. Orthovita is planning to use the recent clearance as a basis for a wide array of products, the first of which is scheduled to be launched at the American Academy of Orthopaedic Surgeons in March 2004. Kensey Nash will manufacture the products and will receive a royalty on all of the products sold," he added.

During the quarter, the Company also continued to progress toward completion of the PRIDE trial of TriActiv(R) Balloon Protected Flush Extraction System in the U.S. The Company is on track for its regulatory submission to the FDA in the current quarter and will target a U.S. launch at the Transcatheter Cardiovascular Therapeutics meeting (TCT) in September. "As we approach conclusion of our trial, this is a very exciting time for our company," commented Mr. Kaufmann. "The TriActiv trial has been a big investment for us, and we are confident that this proprietary technology platform will provide our company with a significant opportunity for future growth. We will continue to invest in the evolution and improvement of the features and ease of use of the TriActiv as we move forward and concentrate on broadening the potential indications for the device," he concluded.

For the third quarter of fiscal year 2004, the Company is estimating total revenues to be in the range of $14.0 to $14.3 million. Included in this estimate, net sales are expected to be in the range of $8.3 to $8.5 million and royalties are expected to be approximately $5.6 to $5.7 million. The Company continues to anticipate the decline in the Angio-Seal royalty rate from the current 9% to 6% at the start of its fourth fiscal quarter. The Company's estimate for earnings per share for its third fiscal quarter ending March 31, 2004 is $0.24 to $0.25 per share, which would be more than 40% higher than the same quarter a year ago. For the fiscal year ending June 30, 2004, revenues are expected to exceed $53 million and the Company is raising its guidance for earnings per share to a range of $0.88 to $0.92.

The Company will be holding a conference call to discuss the second quarter earnings results on Wednesday, January 21, 2004 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 1-612-332-0932. A replay of the call will also be available starting January 21, 2004 at 2:30 PM Eastern until Monday, January 26 at 11:59 PM Eastern by calling 800-475-6701, access code 716066. A recording of the broadcast will be available on the Kensey Nash website.

Kensey Nash Corporation has significant expertise and experience in designing, developing, manufacturing and processing proprietary absorbable biomaterials products for the cardiology, orthopedics, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer

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

in the development of cardiovascular medical technology devices for arterial puncture closure. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is available for sale in the European Union and is in clinical trials in the United States. The TriActiv is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts. Angio-Seal is a trademark of St. Jude Medical, Inc.

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its third fiscal quarter and fiscal 2004. The Company tried to identify these forward looking statements by using words such as "believe," "expects," "forecasts," "anticipates," "estimates," "plans," "should" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical and marketing success of the TriActiv(R), additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.

                        -FINANCIAL INFORMATION TO FOLLOW-



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



                             KENSEY NASH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                                         Three Months                         Six Months
                                                                        Ended December 31,                  Ended December 31,
                                                                  ------------------------------      ------------------------------
                                                                        2003             2002               2003             2002
                                                                  ------------------------------      ------------------------------

Revenues:
    Net sales ..............................................       $ 8,041,754       $ 6,403,114       $15,353,705       $11,515,631
    Research and development ...............................            91,807           207,940           327,108           364,632
    Royalty income .........................................         5,583,696         3,935,182        10,423,291         7,554,492
                                                                   -----------       -----------       -----------       -----------
         Total revenues ....................................        13,717,257        10,546,236        26,104,104        19,434,755
                                                                   -----------       -----------       -----------       -----------
Operating costs and expenses:
    Cost of products sold ..................................         3,537,701         2,932,136         6,879,831         5,320,590
    Research and development ...............................         4,247,574         3,463,961         8,325,555         6,554,716
    Selling, general and administrative ....................         2,072,275         1,634,708         4,032,365         3,205,181
                                                                   -----------       -----------       -----------       -----------
         Total operating costs and expenses ................         9,857,550         8,030,805        19,237,751        15,080,487
                                                                   -----------        ----------        ----------        ----------
Income from operations .....................................         3,859,707         2,515,431         6,866,353         4,354,268
Interest and other income, net .............................           273,682           225,015           546,034           602,488
                                                                   -----------       -----------       -----------       -----------
Pre-tax income .............................................         4,133,389         2,740,446         7,412,387         4,956,756
Income tax expense .........................................         1,364,018           947,092         2,135,773         1,713,371
                                                                   -----------        ----------        ----------        ----------
Net income .................................................       $ 2,769,371       $ 1,793,354       $ 5,276,614       $ 3,243,385
                                                                   ===========       ===========       ===========       ===========
Income per common share, assuming dilution .................       $      0.23       $      0.16       $      0.43       $      0.29
                                                                   ===========       ===========       ===========       ===========
Weighted average common shares outstanding .................        12,238,446        11,403,487        12,278,990        11,338,233
                                                                   ===========       ===========       ===========       ===========



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                             KENSEY NASH CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                  December 31,       June 30,
                                                      2003            2003
                                                  ------------     ------------
Assets
Current assets:
     Cash, cash equivalents and investments ....  $ 52,083,252     $ 48,411,397
     Trade receivables .........................     2,748,778        3,760,286
     Other receivables .........................     5,961,234        5,149,497
     Inventory .................................     4,183,530        3,481,322
     Prepaids and other assets .................     2,080,432        2,564,179
     Deferred tax asset, current ...............       501,038        2,097,147
                                                  ------------     ------------
          Total current assets .................    67,558,264       65,463,828
                                                  ------------     ------------
Property, plant and equipment, net .............    14,565,051       13,399,717
Acquired puncture closure patents, net .........     2,542,136        2,673,648
Deferred tax asset, non-current ................     1,017,513        1,017,513
Goodwill .......................................     3,284,303        3,284,303
                                                  ------------     ------------
Total assets ...................................  $ 88,967,267     $ 85,839,009
                                                  ============     ============

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses .....  $  4,671,777     $  5,038,025
     Current portion of debt ...................       645,415          836,989
     Deferred revenue ..........................       166,169          195,060
                                                  ------------     ------------
          Total current liabilities ............     5,483,361        6,070,074
                                                  ------------     ------------
Long-term debt .................................          --            219,147
                                                  ------------     ------------
Total stockholders' equity .....................    83,483,906       79,549,788
                                                  ------------     ------------
Total liabilities and stockholders' equity .....  $ 88,967,267     $ 85,839,009
                                                  ============     ============
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